Exhibit 31.2
CERTIFICATIONS

I, Jonathan Wilson, certify that:

1. I have reviewed this Amendment No. 1 to Annual Report on Form 10-K/A of Radisys Corporation for the fiscal year ended December 31, 2014; and

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report.

RADISYS CORPORATION
Date: April 28, 2015	By:	/s/ Jonathan Wilson
Jonathan Wilson
Chief Financial Officer and Vice President of Finance (Principal Financial and Accounting Officer)